Exhibit (i)(2)

CONSENT OF SHEARMAN & STERLING LLP

We hereby consent to the use of our opinion of counsel regarding the Fidelity Connecticut Municipal Money Market Fund, Fidelity Florida Municipal Money Market Fund, Fidelity New Jersey Municipal Money Market Fund and Spartan New Jersey Municipal Money Market Fund series of Fidelity Court Street Trust II (the "Trust"), filed as part of this Post-Effective Amendment No. 31 to the Fund's Registration Statement on Form N-1A (File Nos. 033-43758 and 811-06453) and incorporated by reference to Exhibit (i) to Post-Effective Amendment No. 29 to the Registration Statement.

/s/Shearman & Sterling LLP
Shearman & Sterling LLP

New York, NY

January 27, 2005